Exhibit 10.2

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is made as of the 21st day of May, 2015 (the “Effective Date”), by and between MusclePharm Corporation (“MusclePharm” or the “Company”), a Nevada corporation, and Mr. Gregory M. Macosko (“Resigning Director”) (Company and Resigning Director hereinafter referred to from time to time together as the “Parties”).

RECITALS

WHEREAS, Resigning Director is a member of the board of directors (the “Board”), and certain committees thereof, of the Company;

WHEREAS, Resigning Director has determined to resign as a member of the Board and all committees thereof on which he currently sits as of the Effective Date, pursuant to the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, and the mutual covenants contained herein, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, it is hereby stipulated, consented to and agreed to, by and between the Parties as follows:

1. Resignation. Simultaneously with the execution and delivery of this Agreement by the Parties, Resigning Director hereby resigns from the Board and each committee thereof on which he currently sits, effective as of the Effective Date (the “Resignation”). The Resigning Director confirms that his Resignation is not the result of any dispute or disagreement.

2. Compensation. The Parties hereby mutually agree that Resigning Director will be entitled to be paid and receive all compensation, at such time as would normally be paid to such Resigning Director in accordance with the ordinary practices of the Company, in the form of all cash and other standard benefits that would have been paid to him (including reimbursement of verified expenses in accordance with the Company’s policies in effect as of the date hereof) through and including June 30, 2015, as if the Resignation were effective June 30, 2015.

3. Equity. The Company hereby acknowledges that all of the equity granted to Resigning Director shall remain the property of the Resigning Director, including the equity granted to Resigning Director in 2014 3,281 shares of restricted stock, all of which have fully vested) and the equity to be granted to Resigning Director in 2015 6,613 shares of restricted stock, which shall continue to vest, and shall be fully vested, as if Resigning Director had remained a member of the Board through and including June 30, 2015 (the “2015 Equity”). The 2015 Equity will be issued to Resigning Director on or prior to the third business day following the Effective Date.

4. Mutual Non-Disparagement. The Company, on behalf of itself and each of its directors, officers, agents, executives and employees, hereby agrees not to make any derogatory or disparaging statement about Resigning Director, his performance on the Board or any committee thereof or otherwise. Resigning Director hereby agrees not to make any derogatory or disparaging statement about the Company, any of its directors, officers, agents, executives, or employees or any of its products. Nothing herein shall prohibit any Party hereto from making any truthful statements: (a) as required by subpoena or as otherwise required by law; or (b) as required to enforce this Agreement.

5. Covenant Not to Sue. Except as otherwise provided below, the Company hereby covenants and agrees not to sue, initiate, or pursue any causes of action, claims, defenses, requests for relief, contributions, indemnities, lawsuits, controversies or the like against Resigning Director in connection with Resigning Director’s service as a member of the Board, a member of any committees thereof. Notwithstanding the forgoing, upon notification of the initiation of any action or lawsuit against the Company (or any of its affiliates) by a third party or any enforcement action brought against the Company by the SEC, FINRA, NASDAQ or other regulatory body (each, a “Third Party Claim”), the Company may take the following actions: (i) through the requisite legal process, subpoena information from Resigning Director; and (ii) if upon receipt and review of the underlying facts of the Third Party Claim, including information received from Resigning Director, the Company has concluded, upon the written advice of independent litigation counsel, that Resigning Director’s actions could reasonably be the cause of the claims alleged in such Third Party Claim, the Company may then initiate such claims, defenses, request for reliefs, contributions, indemnities, causes of actions, lawsuits and controversies against the Resigning Director that the Company believes to have caused such Third Party Claim. Similarly, Resigning Director hereby covenants and agrees not to sue, initiate, or pursue any causes of action, claims, defenses, requests for relief, contributions, indemnities, lawsuits, controversies or the like against the Company in connection with his service a member of the Board or any committees thereof; provided that the covenant not to sue as provided by this sentence in favor of the Company shall not be effective in the event that the Company brings an action against Resigning Director.

6. Confidentiality. The Parties hereby acknowledge and agree to the confidentiality provisions annexed hereto as Exhibit A. In addition, the Resigning Director agrees that he has no intention of, and will not be, making any filings or disclosures to any third parties, in full compliance with this Section 6. Such measures are reasonable and necessary to protect the legitimate interests of the Parties, and the Parties received adequate consideration in exchange for agreeing to those restrictions, and as such will abide by those restrictions.

7. Public Disclosure. The Parties hereby agree that the existence, terms and provisions of this Agreement are confidential. As such, any public disclosure related in any way to this Agreement and the terms hereof may only be disclosed 1) as required by law, rule or regulation or 2) for purposes of a Form 8-K/press release or other public disclosure or reporting filing, the language of which will be subject to mutual approval by the Parties in the form attached hereto.

8 Director & Officer Indemnification. The Company hereby agrees 1) to maintain Director & Officer Insurance for Resigning Director, but only to the extent such insurance is provided for other directors of the Company and 2) to provide Resigning Director with the benefit of indemnification and exculpation to the maximum extent permitted under Nevada law, provided, however, such benefits are not prohibited under the terms of the Director & Officer insurance policy, state or federal law, and otherwise considered against public policy under applicable Securities and Exchange Commission or securities exchange rules and regulations.

9. Covenent Not To Assist or Communicate with Wynnefield. Resigning Director hereby agrees that he will not assist or communicate with Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Partners Small Cap Value, L.P., Wynnefield Small Cap Value Offshore Fund, Ltd., and Wynnefield Capital Inc., Profit Sharing Plan, Inc. (or any of their respective affiliates, managers, successors or assigns, collectively, “Wynnefield”), in any claim, cause of action, lawsuit, or controversy concerning or related to the Company or any of its officers or directors, except as may be required by law.

10. Document Retention. The Company hereby acknowledges that it has not, and agrees not to submit in the future, any document preservation notice and/or letter relating to Resigning Director to any third party, unless a suit or action is otherwise authorized hereunder, and otherwise relates to the Agreement or the Resigning Director.

11. Attorneys’ Fees. The Company agrees to promptly pay the costs and expenses of the Resigning Director, including legal fees incurred in connection with this Agreement, not exceeding $8,333.33.

12. No Modification. No amendment or modification to this Agreement shall be valid unless it is contained in writing and signed by both Parties hereto.

13. Acknowledgements. Each of the Parties hereby acknowledges that:

a)	It/he has read the Agreement, and has full knowledge of the terms and conditions set forth in this Agreement; and

b)	It/he fully and unconditionally consents to the terms of this Agreement; and

c)	It/he has relied wholly on its/his own judgment, and has had the benefit and advice of its/his attorneys, who are the attorneys of the Party’s own choice, as to the execution of the Agreement; and

d)	It/he has been afforded the opportunity to negotiate as to any and all terms thereof; and it is executing this Agreement voluntarily, free from any undue influence, coercions, duress, or menace of any kind; and

e)	The consideration received by it/him has been actual and adequate; and

f)	Nothing in this Agreement shall be construed as an admission of any wrongdoing on the part of either Party.

14. Execution in Counterparts. This Agreement may be executed in multiple counterparts, with the same effect as if the signatures hereto and thereto were upon the same instrument, and shall be effective when completely executed by all Parties. Each counterpart will be deemed an original which taken together shall constitute a single document. A facsimiled or scanned and e-mailed signature will have the same binding effect as the original signature.

15. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof, and supersedes all prior discussions, negotiations, representations, statements, proposed agreements, agreements, undertakings and understandings, both written and verbal, express or implied, between the Parties with respect hereto. Except as explicitly set forth in this Agreement, there are no representations, warranties, or inducements, whether oral, written, expressed or implied, that in any way affect or condition the validity of this Agreement or any of its conditions or terms. All prior negotiations, oral or written, are merged in this Agreement.

16. Survival. The Parties hereby agree that the provisions of this Agreement, including, without limitation, the representations, warranties, covenants and releases made herein, shall survive the execution of this Agreement and the performance by the Parties of their respective obligations under this Agreement.

17. Severability. If any provision in this Agreement shall be adjudged void or unenforceable, the same shall not affect the validity of this Agreement as a whole.

18. No Assignment. No Party shall assign this Agreement without first obtaining the written consent of the other Party; provided, however, that this Paragraph shall not prohibit any assignment by a Party by merger, consolidation, sale of assets, or operation of law. Subject to the foregoing, this Agreement shall extend to and be binding upon the Parties, their successors and permitted assigns.

19. Representation of Authority. Any individual signing this Agreement on behalf of an entity represents and warrants that he or she has full authority to do so. The signatories to this Agreement respectively warrant that they are fully authorized to enter into this Agreement on behalf of their respective entity or individual; that entities which are corporations, partnerships or limited liability companies are duly organized, validly existing and in good standing; and that the making, execution and performance of this Agreement have been duly approved by the entities’ governing bodies and do not violate any provision of the entity’s respective articles of incorporation, charters, by-laws, or partnership agreements.

20. Cooperation. The Parties agree to cooperate fully with one another in effecting and carrying out the terms and conditions of this Agreement. The Parties and their associated entities shall execute and deliver such other instruments and take such other action as they may require to more effectively complete any matter provided for herein.

21. Governing Law and Choice of Venue. This Agreement is subject to and shall be interpreted under and pursuant to the laws of the State of New York, irrespective of the conflicts of law principles of that state. Any action filed pursuant to this agreement shall be adjudicated in the State of New York, County of New York.

22. Injunctive Relief. Due to the confidential, unique and valuable nature of the Agreement, the Parties acknowledge and agree that in the event the either Party fails to comply with its obligations hereunder, monetary damages may be inadequate to compensate the other Party. Accordingly, the Parties agree that in addition to any other remedies available to it at law or in equity, each Party be entitled to seek injunctive relief to enforce the terms of this Agreement. Such remedies shall be available to the Parties in addition to all other remedies available at law or equity.

23. Notices. Any notice required or permitted to be given hereunder shall be sufficient if given in writing, and sent by express delivery service, e.g. Federal Express or UPS, or by registered or certified mail, postage prepaid, addressed as follows:

If to MusclePharm:	If to the Resigning Director:
MusclePharm	Gregory M. Macosko
Attn: Brad Pyatt; CEO	484 W. 43rd Street, Apt. 25D
4721 Ironton Street; Bldg A	New York, NY 10036
Denver, CO 80239
With a copy to:	With a copy to:
Sichenzia Ross Friedman Ference LLP	Lombardo Dufresne, LLP
61 Broadway, 32nd Floor	denis@lombardodufresne.com
New York, NY 10006	louis@lombardodufresne.com
Attention : Harvey J. Kesner, Esq. Edward H. Schauder, Esq.

or to such other address as the parties hereto may specify, in writing, from time to time. Written notice given as provided in this paragraph shall be deemed received by the other party two business days after the date the mail is stamped registered or certified and deposited in the mail, or deposited with an express delivery service.

[SIGNATURES ON FOLLOWING PAGE]

WHEREFORE, the Parties hereto have caused this Separation Agreement to be executed as of the date last set forth below.

Dated:	MUSCLEPHARM CORPORATION

By:
Name:
Title:

Dated: 19/05/15	GREGORY M. MACOSKO

By:
Name:

WHEREFORE, the Parties hereto have caused this Separation Agreement to be executed as of the date last set forth below.

Dated:	MUSCLEPHARM CORPORATI0N

By:
	Name:	Brad Pyatt
	Title:	CEO/Chairman of the Board

Dated:	GREGORY M. MACOSKO

By:
Name:

EXHIBIT A

Confidentiality. Resigning Director acknowledges that he had obtained access to certain confidential information concerning the Company and its plans and affairs, including, but not limited to, business methods, systems, scheduling, financial data, trade secrets, intellectual property, and strategic plans which are unique assets (“Confidential Information”). Resigning Director agrees to maintain in strict confidentiality all Confidential Information, and at no time to disclose any Confidential Information to any person, firm, or entity, for any purpose. Resigning Director further undertakes that he shall not use such Confidential Information for personal gain. Notwithstanding the foregoing, Resigning Director may disclose Confidential Information when he is either legally compelled to, or such information is publically available.